Exhibit 2.5

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of December 3, 2014 (the “Effective Date”) by and among Real Goods Solar, Inc., a Colorado corporation, Real Goods Energy Tech, Inc., a Colorado corporation, and Real Goods Trading Corporation (“RGTC”), a California corporation (collectively, “Seller”), on the one hand, and John Schaeffer and Nancy Hensley, as Trustees of the John Schaeffer and Nancy Hensley Living Trust (the “Trust”) and RGTC, Inc., a California corporation (the “Asset Purchaser” and collectively with the Trust, the “Buyer”), on the other hand, (Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties”):

RECITALS

A. Buyer desires to acquire Seller’s real property and related facilities, inventory, retail, distribution and e-commerce business located in Hopland, California (collectively, the “Business”).

B. Seller desires to sell to Buyer substantially all of the Assets and Assumed Liabilities (each as defined below) of Seller currently used in connection with the operation of the Business for consideration as set forth herein.

C. Certain capitalized terms used but not otherwise defined herein shall have the meanings given to them in Section 9.1 hereof.

NOW, THEREFORE, Buyer and Seller hereby agree as follows:

ARTICLE 1

TRANSFER OF ASSETS

1.1 Agreement to Sell. Upon the terms and subject to all of the conditions contained herein, Seller hereby agrees to sell, assign, transfer and deliver to Buyer on the Closing Date (as defined in Article 3 hereof), and Buyer hereby agrees to purchase from Seller on the Closing Date, the Assets (as defined in Section 1.2).

1.2 Description of Assets. For purposes of this Agreement, the term “Assets” shall mean the following assets, properties, and business of Seller, in each case to the extent used exclusively in, or primarily pertaining to, the conduct of the Business:

1.2.1 That certain parcel of land having a street address of 13771 S. Highway 101, Hopland CA, and being more specifically described on Schedule 1.2.1 attached hereto, and all easements, rights of way, privileges, servitudes, appurtenances, other rights and benefits (including but not limited to water rights), and adjoining or abutting alleys, strips or gores thereto (collectively, the “Land”);

1.2.2 All infrastructure improvements, buildings, structures, other improvements, and attached fixtures located on the Land, and all rights thereto (collectively, the “Improvements,” which together with the Land are referred to herein as the “Property”);

1.2.3 To the extent assignable, all of Seller’s right, title and interest in and to all permits, entitlements, plans and specifications for the Improvements, and all warranties and guaranties issued in connection with the Improvements which remain in effect as of and after Closing;

1.2.4 The tangible personal property, vehicles, tools, equipment, machinery, data processing hardware and software and documentation and media, furniture, furnishings, appliances, and other tangible personal property to the extent used exclusively in, or primarily pertaining to, the conduct of the Business and located at the Property or in the Warehouse, including the assets listed on Schedule 1.2.4;

1.2.5 all of Seller’s right, title, and interest in each Contract relating to the Business listed on Schedule 1.2.5 hereto, including, without limitation, software licenses and the lease agreement for the Ukiah Warehouse (the “Warehouse”) (collectively, the “Assigned Contracts”);

1.2.6 All inventory located at the Property or the Warehouse (collectively, the “Inventory”);

1.2.7 Seller’s books, records and files to the extent used exclusively in, or primarily pertaining to, the conduct of the Business, including, without limitation, financial and accounting records, database, files and lists of customers, vendors and pricing, sales and promotional literature, and manuals;

1.2.8 Subject to the terms of the Co-Existence Agreement, the trademarks “Real Goods,” “Real Goods Trading” and “Real Goods Trading Corporation”, and all goodwill associated therewith, all copyrights to the book “Solar Living Source Book,” and all graphic images relating exclusively to the Business, the Assets, the Property or Solar Living Center;

1.2.9 All accounts receivable of the Business and RGTC.

1.3 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include the following assets (collectively, the “Excluded Assets”):

1.3.1 All deposit accounts and cash and cash equivalents related to the Business or held in the bank accounts of RGTC, which cash shall be distributed to Seller on or prior to the Closing Date;

1.3.2 Except as explicitly set forth in Section 1.2.8, all intangible assets of Seller and all Intellectual Property of Seller, including, without limitation:

(a) all interests in and to any and all trademarks and trade names used or owned by Seller (except “Real Goods Trading Corporation,” “Real Goods Trading” and “Real Goods”), whether registered or unregistered, including the name “Real Goods Solar” any and all similar names, and all goodwill associated with each of such marks or names;

(b) all registered domain names owned by Seller, including “realgoodssolar.com” and, subject to Section 7.6, “realgoods.com”;

1.4 No Assumption of Liabilities and Obligations. Buyer shall not assume any liabilities of Seller with respect to or in connection with the Business and the Assets, except expressly set forth below (collectively, the “Assumed Liabilities”):

1.4.1 all accounts payable of Seller to third parties in connection with the Business that remain unpaid as of the Closing Date, including outstanding gift certificates (which gift certificates shall be the subject of the credit against the Purchase Price as described in Section 7.3 below and shown on Schedule 7.3.);

1.4.2 all liabilities relating to the Land and the Property;

1.4.3 all obligations under the Assigned Contracts and any assigned licenses and permits;

1.4.4 all liabilities of the business which are reflected on the balance sheet attached hereto as Schedule 1.4; and

1.4.5 all liabilities with respect to the Assets arising following the Closing Date.

1.5 Name Change. Seller agrees that, within thirty (30) days of the Effective Date, RGTC shall either: (i) amend its Articles of Incorporation (which Amendment shall promptly be filed with the California Secretary of State, and a copy of the filed Amendment delivered to Buyer) and take all other actions reasonably necessary or appropriate to effect such name change, or (ii) file a Notice of Election to Dissolve and Notice of Dissolution regarding RGTC with the California Secretary of State (and deliver filed copies of such Notices to Buyer) and take all actions reasonably necessary or appropriate to effect the dissolution of RGTC.

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price. As full consideration for the sale, assignment, transfer and delivery of the Assets by Seller to Buyer, and upon the terms and subject to all of the conditions contained herein (and the performance by each of the parties hereto of their respective obligations hereunder), Buyer agrees to pay to Seller an aggregate of One Million Dollars ($1,000.000.00), less credits and adjustments as set forth in Section 7.3 below (the “Purchase Price”).

2.2 Payment of Purchase Price. On or prior to the Closing Date, Buyer shall have delivered to Fidelity National Title Insurance Company, 1309 College Avenue, Santa Rosa, California Attn: Courtney Triola (the “Title Company”), by federal wire transfer of immediately available funds, an amount equal to the Purchase Price minus the Deposit, plus or minus the prorations, credits and other adjustments as provided in this Agreement (the “Closing Payment”). The Title Company shall act as the Escrow Holder for the transfer of the Property.

2.3 Allocation of Purchase Price. Buyer and Seller agree to discuss each of their proposed allocations of the Purchase Price among the Assets and shall use commercially reasonable efforts to agree on an allocation acceptable to the Parties within forty-five (45) days of the Closing Date; provided, however, if no such agreement can be reached, the Parties may allocate the Purchase Price for tax purposes as each Party sees fit in its sole discretion.

2.4 Transfer Taxes. Buyer and Seller shall equally share and pay when due the entire amount of any and all transfer, sales or use taxes imposed or levied by reason of the sale of the Assets to Buyer. Buyer and Seller shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such sales or use taxes.

ARTICLE 3

CLOSING

3.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before December 5, 2014, provided that all of the conditions of Closing set forth in Article 6 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or such other time or place as may be mutually agreed to by all parties hereto (the “Closing Date”).

3.2 Instructions to Title Company. Seller and Buyer shall also execute and deliver to the Title Company, prior to the Closing Date, such further escrow instructions as the Title Company reasonably may require in connection with the Closing, as long as such instructions are consistent with the provisions of this Agreement. In the event of any conflict between the terms and conditions of this Agreement and the provisions of any such escrow instructions prepared by Seller, Buyer, or the Title Company, the terms and conditions of this Agreement shall control.

3.3 Documents Delivered by Seller at Closing. At the Closing, Seller shall put Buyer in full possession and enjoyment of the Assets, and prior to the Closing, shall deliver to Buyer (or to the Title Company as set forth in Subsection (b) below) the following documents duly executed and acknowledged where appropriate and otherwise in a form satisfactory to Buyer:

(a) a Bill of Sale, Assignment of Intangibles, and Assumption Agreement substantially in the form attached hereto as Exhibit A;

(b) a Grant Deed, in the form attached hereto as Exhibit B (the “Deed”), conveying the Property to the Trust as provided in this Agreement;

(c) a Co-Existence Agreement, substantially in the form attached hereto as Exhibit C (the “Co-Existence Agreement”);

(d) all Exhibits and Schedules required to be delivered by Seller pursuant to this Agreement;

(e) an “Owner’s affidavit,” in a form reasonably acceptable to Buyer and the Title Company;

(f) a settlement statement (the “Settlement Statement”), prepared by the Title Company, including all information needed to compute the prorations described herein, certified by Seller to be accurate as of Closing; and

(g) any required city, county, state income, recordation, or conveyance tax reporting documentation.

(h) any other documents required by the Title Company or are reasonably necessary to transfer the Property in accordance with the terms of this Agreement.

(i) any other documents or items that are reasonably necessary to transfer the remaining Assets.

3.4 Documents Delivered by Buyer at Closing. At the Closing, Buyer shall deliver the Purchase Price (as adjusted pursuant to this Agreement) to the Title Company and shall deliver to Seller the following duly executed documents:

(a) a Bill of Sale, Assignment of Intangibles and Assumption Agreement in substantially the form of Exhibit A attached hereto;

(b) a certificate of Buyer, dated as of the Closing Date, certifying that the representations and warranties of Buyer set forth herein are true and correct in all respects and that all obligations of Buyer set forth herein have been performed and complied with; and

(c) any other documents required by the Title Company or are reasonably necessary to transfer the Property in accordance with the terms of this Agreement.

(d) any other documents or items that are reasonably necessary to transfer the remaining Assets.

3.5 Inspections; Access to the Property. During the term of this Agreement, Seller shall permit Buyer and Buyer’s agents and representatives access to the Property for the purpose of conducting such physical and environmental inspections of the Property and a review of certain books and records relating to the Property and the operation of the Business (collectively, the “Inspections”) as Buyer shall deem necessary. Before Buyer enters the Property to perform Inspections, Buyer shall give Seller reasonable advance e-mail notice and, at Seller’s option, a representative of Seller may accompany Buyer and/or Buyer’s representative. Buyer agrees to be solely responsible for the conduct of Buyer’s representatives on and adjacent to the Property and shall assume and pay for all expenses incurred in connection with the Inspections. At all times during the presence of Buyer or Buyer’s representatives on the Property, Buyer agrees that Buyer will not allow, and Buyer’s representatives will not conduct, any physically intrusive testing of, on, or under the Property without first obtaining Seller’s written consent, such consent not to be unreasonably withheld or delayed. Buyer agrees to return the Property to substantially the same condition and cleanliness existing before entry and/or occupation by Buyer’s representatives, including, but not limited to, sealing wells or other similar subsurface intrusions.

Buyer shall use reasonable efforts to minimize interference with Seller’s and any guests’ use or occupancy of the Buildings and to keep confidential the information resulting from the Inspections pursuant to the provisions of Section 11.1 hereof. Buyer shall indemnify, defend and hold harmless Seller and its successors and assigns, partners, managers, members, officers, directors and employees (collectively, “Seller Affiliates”) from any and all third party costs, expenses, claims, losses, liabilities and demands (whether arising out of injury or death to persons or physical damage to the Property or otherwise), mechanics’ and materialmen’s liens and attorneys’ fees, to the extent arising out of or caused by the Inspection activities of Buyer on or about the Property. In addition, Buyer acknowledges and agrees, that Buyer is acquiring the Property subject only to the representations and warranties expressly included herein and that any information acquired by Buyer through the Inspections described in this Section 3.5 shall not result in any obligation or liability of Seller. Buyer’s liability under this Section shall survive the Closing and/or any termination of this Agreement.

3.6 Title and Survey.

3.6.1 Title Policy. Buyer has obtained a title commitment for title insurance (the “Title Commitment”) from the Title Company covering the Property, a copy of which is attached hereto as Exhibit E and made a part hereof. At the Closing and as a condition to Buyer’s obligation to close this transaction, the Title Company shall irrevocably commit to issue to Buyer either a 2006 ALTA Owner’s Policy of Title Insurance, or a 1990 CLTA Owner’s Policy of Title Insurance, as Buyer determines, in an amount determined by Buyer insuring that fee simple title to the Property is vested in Buyer subject only to Permitted Exceptions as set forth in the Title Commitment and with endorsements as required by Buyer or Buyer’s lender, including for environmental liens, CC&R violations, street access, separate tax parcels, contiguity of multiple parcels, location of structures, survey, subdivision map act, damage to existing buildings caused by easements, and limited liability company member changes (collectively, the “Title Policy”).

3.6.2 Title Objections. Buyer acknowledges and agrees that Buyer has approved all title exceptions and exclusions to coverage as described in the Title Commitment or disclosed by any survey of the Property obtained by Buyer.

3.6.3 As-Is Purchase of Property; Release.

(a) Subject to and except for the representations, warranties, covenants and obligations of Seller set forth in this Agreement, as between Seller and Buyer, Buyer will purchase the Property at the Closing in its then existing condition, “as-is” and “with all faults,” provided, however, that Seller shall maintain the Assets in the condition they were in as of the Effective Date through the Closing, normal wear and tear excepted. Except for the express representations, warranties, covenants and obligations of Seller in this Agreement, no person acting on behalf of Seller is authorized to make, and by execution hereof, Buyer acknowledges and agrees that, except as specifically provided in this Agreement, Seller has not made and does not make any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to: (i) the value of the Property; (ii) the income to be derived from the Property; (iii) the suitability of the Property for any and all activities and uses which

Buyer may conduct; (iv) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; (v) the manner, quality, state of repair or lack of repair of the Property; (vi) the nature, quality or condition of the Property, including the water, soil and geology of the Property; (vii) the compliance of or by the Property or its operation with any Laws; (viii) the presence or absence of Hazardous Materials at, on, under, or adjacent to the Property; (ix) the accuracy or completeness of the Property Documents, except to the extent any error or omission in the Property Documents is due to any intentional misrepresentation or fraud of any Seller Affiliate; (x) the conformity of the improvements to any plans or specifications for the Property, including any plans and specifications that may have been or may be provided to Buyer; (xi) the conformity of the Property to past, current or future applicable zoning or building requirements; (xii) the adequacy or sufficiency of any undershoring or drainage for the Property; (xiii) the fact that all or a portion of the Property may be located on or near an earthquake fault line or located in an Alquist-Priolo special study zone; (xiv) the existence of vested land use, zoning or building entitlements affecting the Property, or (xv) any other matter concerning the Property.

(b) Buyer acknowledges that as of the Closing Date Buyer will have inspected the Property, observed its physical characteristics and existing conditions if and to the extent Buyer deems necessary, and as of the Closing hereby waives any and all objections to or complaints (including actions based on Law to which the Property is or may be subject) regarding physical characteristics and existing conditions, including structural and geologic conditions, subsurface soil and water conditions and Hazardous Materials on, under, adjacent to or otherwise affecting the Property. In so waiving such objections and complaints, Buyer further acknowledges and agrees that Buyer is relying solely on its own investigation of the Property and Seller’s express representations, warranties, covenants and obligations set forth in this Agreement. Subject to and without limiting Seller’s express representations, warranties, covenants and obligations in this Agreement, upon the Closing, Buyer will assume the risk that adverse matters, including adverse physical and environmental conditions, may not have been revealed by Buyer’s inspections and investigations.

(c) Except with respect to (i) the breach of any express representations, warranties, covenants or obligations of Seller in this Agreement or (ii) any misrepresentation or fraud by any Seller Affiliate, effective as of the Closing, Buyer shall be deemed to have waived, relinquished and released the Seller Affiliates from and against any and all claims, demands, causes of action and liabilities that Buyer might have asserted or alleged against the Seller Affiliates at any time by reason of or arising out of any latent or patent defects or physical conditions, violations of any applicable Laws and any and all other acts, omissions, events, circumstances or matters regarding the Property. By initialing below, Buyer hereby waives the provisions of California Civil Code section 1542, in connection with the foregoing matters, which provides that:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Buyer’s Initials:

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby makes the following representations and warranties to Buyer:

4.1 Status. Each Seller is duly formed, validly existing and in good standing under the Laws of the State of its organization and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. No Seller is required to qualify to do business as a foreign entity in any jurisdiction in which it is not so qualified, except where failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of any Seller.

4.2 Authority and Consents. Each Seller has the power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. Each Seller has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. Each individual executing this Agreement on behalf of each Seller has the requisite competence and authority to execute and deliver this Agreement.

4.3 Enforceability. This Agreement has been duly executed and delivered on behalf of each Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.4 No Violation. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated by this Agreement will not (a) contravene any provision of the organizational documents of Seller, (b) to the actual knowledge of the CEO or Principal Accounting officer of Real Goods Solar, Inc., violate or conflict with any contract, agreement, covenant, promise, Law, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Seller, or (c) result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of Seller.

4.5 No Commissions. Seller has not incurred any obligation for any finder’s, broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

4.6 No Encumbrances. None of the Assets (other than the Property and the Land) are encumbered by any Liens other than Permitted Exceptions or any other material claims of interest by third parties, except the UCC-1 Financing Statements filed by Silicon Valley Bank described above.

4.7 No Litigation. There is no pending, or to Seller’s knowledge, threatened action, suit or proceeding, or any order, writ, judgment, award, injunction or decree, against or affecting Seller, which in any manner relates to the Assets.

4.8 No Contamination. To the present and actual knowledge of the Chief Executive Officer and Principal Accounting Officer of Real Goods Solar, Inc., Seller has never received any written notice, evidence or indication which would not have otherwise been made available to John Schaeffer, that Hazardous Materials are present at, on, under or adjacent to the Property.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby makes the following representations and warranties to Seller:

5.1 Status. Trust is a revocable Trust and Asset Purchaser is a California corporation, in each case, duly formed, validly existing and in good standing under the Laws of the State of California and has the requisite power and authority to own or lease its properties and to carry on its business as presently conducted. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Buyer.

5.2 Power and Authority. Asset Purchaser, and the Trust, through its Trustees, Buyer has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Buyer has taken all action necessary to authorize its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

5.3 Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

5.4 No Violation. The execution and delivery of this Agreement by Buyer, the performance by it of its obligations hereunder and the consummation of the transactions contemplated by this Agreement will not (a) contravene any provision of the Trust instrument of Buyer, (b) violate or conflict with any Law, writ, injunction, judgment, ruling or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon, or enforceable against Buyer, (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any material Contract which is applicable to, binding upon or enforceable against Buyer, (d) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Buyer (except in favor of Buyer’s lender as a consequence of the transactions contemplated by this Agreement), (e) give to any individual or entity a right or claim against Buyer, or (f) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any governmental permits or licenses required to operate the Business.

5.5 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

5.6 No Commissions. Buyer has not incurred any obligation for any finder’s, broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Cooperation. Seller agrees to use commercially reasonable efforts to cooperate with Buyer in the preparation and filing of all forms, applications, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any Law in connection with the transactions contemplated by this Agreement.

6.2 Conditions to Buyer’s Obligations at the Closing. Buyer’s obligations to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:

(a) Documents and Instruments. Seller shall have delivered to Buyer the documents, certificates, and instruments required by Section 3.3.

(b) Representations and Warranties True. The representations and warranties of Seller in this Agreement shall be true and correct in all respects at and as of the Closing Date with the same force and effect as though made at and as of that time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Seller shall have performed or complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c) No Destruction of Assets. Between the date hereof and the Closing Date: (i) none of the Assets (including the Property) shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (a “Casualty”) which damages are not covered by insurance and are in excess of $25,000 (and in the event that such a Casualty occurs, which is less than $25,000, and is covered by insurance, the proceeds of such insurance have been paid over or assigned in writing to Buyer); and (ii) no eminent domain proceedings shall have been commenced against any of the Property.

(d) Title Policy. The Title Company shall be irrevocably committed to issue the Title Policy to Buyer.

(e) SVB Consent. Seller’s senior lender, Silicon Valley Bank, shall have consented to this Agreement and the transactions contemplated hereby, and shall have executed a customary release letter releasing its liens on the Assets and the Property.

6.3 Conditions to Seller’s Obligations at the Closing. Seller’s obligations to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:

(a) Purchase Price. Buyer shall have delivered the Purchase Price to the Title Company as provided in Section 2.2.

(b) Instruments. Buyer shall have delivered the documents, certificates, and instruments and tendered the consideration required by Section 3.4.

(c) Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement shall be true in all respects at the Closing as though made at such time. Buyer shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(d) SVB Consent. Seller’s senior lender, Silicon Valley Bank, shall have consented to this Agreement and the transactions contemplated hereby on terms reasonably acceptable to Seller, and shall have executed a customary release letter releasing its liens on the Assets and the Property.

ARTICLE 7

ADDITIONAL COVENANTS OF BUYER AND SELLER

7.1 Employment Matters. Seller shall terminate the employment of each employee of the Business effective as of the close of business on the day immediately prior to the Closing Date, and shall pay to such employees all amounts owed to them under California Law. Thereafter, Buyer shall extend offers of employment to those employees of the Business (collectively, the “Employees”) as Buyer determines in Buyer’s sole discretion. To the extent that Buyer employs any Employee after the Closing Date, Buyer shall be fully responsible for any and all expenses, costs, liabilities, damages, and claims arising out of or relating to the termination of employment by Seller of such Employee. To the extent that Buyer elects not to extend such an offer of employment to any such Employee or Buyer extends such an offer, and such Employee refuses such offer, Seller shall be fully responsible for any and all expenses, costs, liabilities, damages, and claims arising out of or relating to the termination of employment by Seller of such Employee. Seller’s standard policies with respect to health insurance shall apply with respect to the Employees terminated hereunder.

7.2 Closing Costs.

7.2.1 Buyer’s Costs. Buyer will pay the following costs of closing this transaction:

(a) all premiums, fees and costs associated with the issuance of the Title Policy and any endorsements desired by Buyer and any lender’s title policy issued in connection therewith;

(b) the fees and disbursements of Buyer’s counsel and any other expense(s) incurred by Buyer or its representative(s) in inspecting or evaluating the Property or closing this transaction;

(c) any and all costs and expenses in connection with obtaining financing for the purchase of the Property; and

(d) the cost of any survey obtained by Buyer.

7.2.2 Seller’s Costs. Seller will pay the following costs of closing this transaction:

(a) the fees and disbursements of Seller’s counsel.

7.2.3 Shared Costs. Buyer and Seller shall equally share the following costs for closing this transaction:

(a) any and all City, County or State transfer taxes associated with the recordation of the Deed; and

(b) all of the escrow fees, and recording fees associated with the recordation of the Deed, if any, due in connection with the closing of this transaction.

7.3 Prorations. The prorations and adjustments set forth on Schedule 7.3 shall be made as of the Closing Date. In addition, all till money shall remain on the Property (“Cash on Hand”), provided that the Closing Payment shall be increased on a dollar-for-dollar basis for all Cash on Hand. All debts, obligations, losses, or Contracts of Seller or with respect to the Business existing as of or accruing prior to the Closing Date (except as assumed by Buyer hereunder) shall remain the responsibility of Seller, and all debts, obligations, losses, contracts or other liabilities with respect to the Property and the Business and first arising on or after Closing Date (except as shall be expressly retained by Seller hereunder) shall be the responsibility of Buyer.

7.3.1 Further Adjustments. The provisions of this Section 7.3 may not specify all adjustments properly to be made in a transaction of this nature. Representatives of Seller and Buyer shall perform all of the above adjustments through the Closing Date, and any and all other adjustments not specifically referred to herein which are appropriate and usual. The adjustments herein shall be calculated or paid in an amount based upon a fair and reasonable estimated accounting performed and agreed to by representatives of Seller and Buyer at the Closing. Subsequent final adjustment and payments shall be made in cash or immediately available funds as soon as practicable after the Closing Date and in any event within sixty (60) days after the Closing Date, based upon an agreed accounting performed by representatives of Seller and Buyer.

7.3.2 Taxes. General real estate taxes and special assessments relating to the Property payable during the year in which Closing occurs shall be prorated with respect to the Property as of the Closing Date. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year; provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Buyer promptly shall adjust the proration of such taxes and special assessments, and Seller or Buyer, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the Deed delivered hereunder but shall survive the Closing.

7.3.3 In General. Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom or ordinance in the County of Mendocino.

The provisions of this Section 7.3 shall survive Closing.

7.4 Subsequent Sale. In the event Buyer sells the Business or the Property, whether by asset sale, stock sale, change of control, merger or otherwise, either in one transaction or a series of transaction (a “Subsequent Sale”), prior to the eighteen-month anniversary of the Effective Date, Buyer shall (i) promptly notify Seller in writing, and (ii) remit to Seller 50% of the net profits realized by Buyer in such sale (i.e., the amount in excess of $1,000,000 that Buyer receives, less costs of sale, and taking into account invested capital and debt interest incurred from the Effective Date). In the event Buyer sells the Business or the Property, whether by asset sale, stock sale, change of control, merger or otherwise, either in one transaction or a series of transaction, after the eighteen month anniversary of the Effective Date but prior to the thirtieth-month anniversary of the Effective Date, Buyer shall (i) promptly notify Seller in writing, and (ii) remit to Seller 25% of the net profits realized by Buyer in such sale (i.e., the amount in excess of $1,000,000 that Buyer receives, less costs of sale, and taking into account invested capital and debt interest incurred from the Effective Date). Notwithstanding the foregoing, if after the Effective Date Buyer obtains additional sources of cash equity capital resulting in dilution of Buyer’s then-existing equity holders, the obligations of this Section 7.4 shall remain in force provided that such new investor shall not be obligated to remit its applicable portion of the net profits to Buyer. The provisions of this Section 7.4 shall survive Closing. Also notwithstanding the foregoing, if either entity comprising Seller has assigned its rights under this

Section 7.4 without the prior written consent of Buyer other than an assignment in connection with a sale of all or substantially all of the assets of Seller, or if either such entity is the subject of any proceeding in bankruptcy, or regarding insolvency or creditor rights under federal or state law, then the terms of this Section 7.4 requiring the payment of some of the proceeds of a Subsequent Sale to Seller shall be deemed to have been mutually rescinded and shall be of no further force or effect.

7.5 Referrals. For a period of two years following the Effective Date, Buyer and Seller shall in good faith promote each other’s products and services through links between their web sites and other means and methods determined in good faith. Buyer shall, on an exclusive basis, send any leads for solar photovoltaic systems received by the Business, its web-site, or other means to Seller during such two-year period; provided, however, that should Buyer become dissatisfied with the response time or professionalism of Seller in acting upon leads given to Seller by Buyer, Buyer reserves the right to sell or provide leads to other persons and entities. Seller shall make the Business a member of its referral program and pay Buyer its standard fee for each referral (currently $500 for each completed installation). The provisions of this Section 7.5 shall survive Closing.

7.6 Domain Name. Although it is among the Assets, the Parties acknowledge Seller shall not transfer the “realgoods.com” domain name at Closing. By no later than December 15, 2015, Seller shall sell, assign, transfer and deliver to Buyer, without payment of further consideration, the “realgoods.com” domain name. Seller shall deliver notice at least 5 business days prior to such transfer, and Buyer and Seller shall cooperate with respect to such transfer to ensure a smooth transition of the “realgoods.com” domain name. The provisions of this Section 7.6 shall survive Closing.

7.7 IT and Telecommunications Transition. The Parties acknowledge that the Business is currently dependent upon various IT servers and other apparatus in both Buyer’s and Seller’s facilities, and the Buyer and Seller shall cooperate to transition, with a 60 days period, the necessary IT assets of the Business. (Provided, however, the parties acknowledge that the “realgoods.com” domain name will be transferred pursuant to Section 7.6.) Seller agrees direct its Director of Information Technologies to implement the current discussed upgrades to the Business’ systems, and shall spend no more than $5,000 on hardware for such upgrades, and agrees to complete the installation with assistance of Buyer on or before December 15, 2014. Seller will allow Buyer to retain and use its current email addresses on the I.T. exchange server, to ensure a smooth transfer and ensure that all emails intended for Buyer are forwarded to Buyer. Until the domain name, email addresses, IT services and telecommunications are separated, or transferred to Buyer, Seller further agrees to pay for all commercially reasonable costs of providing such services and capabilities to Buyer; provided however that as each service is transitioned to Buyer, Buyer shall assume such cost. The provisions of this Section 7.7 shall survive Closing.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification.

8.1.1 Seller agrees to and hereby does indemnify, defend, protect and hold Buyer , and Buyer’s respective Trustees, beneficiaries, stockholders, directors, officers, employees, attorneys, agents and Affiliates harmless from and against, and at Buyer’s election in its sole discretion Buyer shall be entitled (without limiting any other remedy available to Buyer) to recover from Seller the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) reasonably incurred or suffered by Buyer arising out of, or resulting from (a) any breach of a representation or warranty made by Seller in or pursuant to this Agreement, (b) any breach of any covenant or agreement made by Seller in or pursuant to this Agreement, or (c) any claim, liability, damage, cost or expense occurring, or arising from facts, actions, failures to act or events occurring prior to the Closing Date relating to the business of Seller other than the Business (collectively, the “Buyer Indemnifiable Damages”).

8.1.2 Buyer agrees to and hereby does indemnify, defend, protect and hold Seller and its partners, officers, employees, attorneys, agents and Affiliates harmless from and against, and at Seller’s election in its sole discretion Seller shall be entitled (without limiting any other remedy available to Seller ) to recover from Buyer the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) reasonably incurred or suffered by Seller arising out of, relating to, or resulting from (a) any breach of a representation or warranty made by Buyer in or pursuant to this Agreement, (b) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement, (c) any obligation or liability of Buyer relating to the Business or the Assets occurring, or coming into existence after the Closing Date, (d) the Assumed Liabilities, and (e) the use of the Assets or the conduct of the Business by Buyer after the Closing Date, other than a claim related to the Excluded Assets (collectively, the “Seller Indemnifiable Damages” and together with the Buyer Indemnifiable Damages, the “Indemnifiable Damages”).

8.2 Survival of Representations and Warranties. Each of the representations and warranties made by Buyer and Seller in this Agreement or pursuant hereto shall survive for twelve (12) months following the Closing Date (provided, however, that any claim relating to the separation or transfer of domain names, and IT and telecommunication services and capabilities pursuant to Section 7.6 and 7.7 above may be asserted for twelve months following the separation and transfer of such services). No claim for the recovery of Indemnifiable Damages may be asserted by Buyer or Seller after the period has expired; provided, however, that claims for Indemnifiable Damages first asserted within such period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

8.3 Limitation of Liability. In no event shall the aggregate liability of Seller for Buyer Indemnifiable Damages under Section 8.1.1(a) and (b) exceed an aggregate of One Hundred Fifty Thousand Dollars ($150,000.00). Notwithstanding anything else contained herein to the contrary, and other than in connection with a claim for fraud or intentional misrepresentation, Buyer shall not be entitled to recover any Buyer Indemnifiable Damages pursuant to this Article 8 until the aggregate amount of all such Buyer Indemnifiable Damages exceeds Twenty Five Thousand Dollars ($25,000.00) (the “Basket”); provided, however that, in the event that the aggregate of all Buyer Indemnifiable Damages exceeds the Basket, Seller’s indemnification obligations will apply to all Buyer Indemnifiable Damages. Further, Seller shall not be liable under this Article 8 for any Buyer Indemnifiable Damages based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

8.4 Remedies Cumulative; Waiver. Except for claims for Indemnifiable Damages under this Section 8.1, and except for claims of fraud or intentional misrepresentation, no Party to this Agreement shall have any liability to the other Party or any Affiliates thereof in connection with the breach of the representations and warranties of that Party. The indemnification provisions of Article 8 shall constitute the sole and exclusive remedy of each Party hereto for any Indemnifiable Damages which arise out of, result from, are based upon or relate to (a) the inaccuracy, as of the date of this Agreement or the Closing Date, of any representation or warranty made in this Agreement and (b) after the Closing Date, any failure to perform or fulfill any of their respective covenants or agreements required to be performed on or prior to the Closing under this Agreement (except in the case of either (i) willful failure to perform or fulfill any such covenants or agreements or (ii) failure to disclose any failure to perform or fulfill any such covenants or agreements).

ARTICLE 9

CERTAIN DEFINITIONS

9.1 Defined Terms. As used herein, the following terms shall have the following meanings:

9.1.1 “Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

9.1.2 “Agreement” is defined in the preamble.

9.1.3 “Assets” shall have the meaning set forth in Section 1.2.

9.1.4 “Assigned Contracts” shall have the meaning set forth in Section 1.2.5.

9.1.5 “Assumed Liabilities” shall have the meaning set forth in Section 1.4.

9.1.6 “Basket” shall have the meaning set forth in Section 8.3.

9.1.7 “Business” is defined in the Recitals.

9.1.8 “Buyer” is defined in the preamble.

9.1.9 “Buyer Indemnifiable Damages” shall have the meaning set forth in Section 8.1.1.

9.1.10 “Cash on Hand” shall have the meaning set forth in Section 7.3.

9.1.11 “Closing Date” shall have the meaning set forth in Section 3.1.

9.1.12 “Closing Payment” shall have the meaning set forth in Section 2.2.

9.1.13 “Closing” shall have the meaning set forth in Section 3.1.

9.1.14 “Contract” means any agreement, contract, lease, note, mortgage, indenture, loan agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

9.1.15 “Deed” shall have the meaning set forth in Section 3.3(b).

9.1.16 “Deposit” shall have the meaning set forth in Section 10.3.

9.1.17 “Effective Date” is defined in the preamble.

9.1.18 “Employees” shall have the meaning set forth in Section 7.1.

9.1.19 “Escrow Holder” shall mean the Title Company.

9.1.20 “Excluded Assets” shall have the meaning set forth in Section 1.3.

9.1.21 “Governmental Authority” means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

9.1.22 “Hazardous Material” means (a) any material or substance that at the time of Closing is prohibited or regulated by any statute, regulation or other legal requirement or that is now designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, (b) any substance or material that is included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” “pollutant,” “contaminant,” “hazardous waste,” or “solid waste” in any environmental Law; (c) petroleum or petroleum derivatives, including crude oil or any fraction thereof, all forms of natural gas, and petroleum products or by-products or waste; (d) polychlorinated biphenyls (PCB’s); (e) asbestos and asbestos containing materials (whether friable or non-friable); (f) lead and lead based paint or other lead containing materials (whether friable or non-friable); (g) urea formaldehyde; (h) microbiological pollutants; (i) batteries or liquid solvents or similar chemicals; (j) radon gas; and (k) mildew, fungus, mold, bacteria and/or other organic spore material.

9.1.23 “Improvements” shall have the meaning set forth in Section 1.2.2.

9.1.24 “Indemnifiable Damages” shall have the meaning set forth in Section 8.1.2.

9.1.25 “Inspections” shall have the meaning set forth in Section 3.5.

9.1.26 “Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

9.1.27 “Inventory” shall have the meaning set forth in Section 1.2.6.

9.1.28 “Land” shall have the meaning set forth in Section 1.2.1.

9.1.29 “Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

9.1.30 “Lien” means any mortgage, pledge, security interest, adverse claim, levy, charge or other encumbrance of any kind (including, but not limited to, any conditional sale or other title retention agreement or any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction in connection with such mortgage, pledge, security interest, adverse claim, levy, charge or other encumbrance).

9.1.31 “Material Adverse Change (or Effect)” means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business which change (or effect), in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects, except for any such change or effect relating to or resulting from (a) the announcement or performance of the transactions contemplated by this Agreement; (b) changes in the industry in which the entity or business operates; (c) changes in general economic conditions or the securities markets generally; (d) the failure, in and of itself, of the Business to meet any financial forecast, projection, estimate, prediction or models, whether internal to the Seller or otherwise (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (e) any natural disaster, act of terrorism, war, national or international calamity; or (f) any action taken by Seller prior to the Closing with Buyer’s written consent or that is required by this Agreement to be taken at or prior to the Closing.

9.1.32 “Party” and “Parties are defined in the preamble.

9.1.33 “Permitted Exceptions” means (i) Liens for Taxes or other governmental charges not yet due and payable, or the amount or validity of which is being contested in good faith; (ii) Liens in respect of property or assets imposed by Law that were incurred in the ordinary course of business, including carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar liens; (iii) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar laws or similar legislation or to secure public or statutory obligations; (iv) Liens that will be released and, as appropriate, removed of record, at or prior to Closing in accordance with the terms of this Agreement; (v) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; and (vii) in addition with respect to the Property, Liens, covenants, conditions, restrictions and title issues set forth in the title commitment.

9.1.34 “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

9.1.35 “Property” shall have the meaning set forth in Section 1.2.2.

9.1.36 “Property Documents” refers to documents provided to Buyer by the Title Company or by Seller.

9.1.37 “Purchase Price” shall have the meaning set forth in Section 2.1.

9.1.38 “RGTC” shall have the meaning set forth in the Preamble.

9.1.39 “Seller” is defined in the preamble.

9.1.40 “Seller Affiliates” shall have the meaning set forth in Section 3.5.

9.1.41 “Seller Indemnifiable Damages” shall have the meaning set forth in Section 8.1.2.

9.1.42 “Settlement Statement” shall have the meaning set forth in Section 3.3(f).

9.1.43 “Tax” means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Authority, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

9.1.44 “Tax Returns” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

9.1.45 “Title Commitment” shall have the meaning set forth in Section 3.6.1.

9.1.46 “Title Company” shall have the meaning set forth in Section 2.2.

9.1.47 “Title Policy” shall have the meaning set forth in Section 3.6.1.

9.1.48 “Warehouse” shall have the meaning set forth in Section 1.2.5.

9.2 Other Definitional Provisions.

9.2.1 All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

9.2.2 Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

9.2.3 As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

ARTICLE 10

TERMINATION

10.1 Termination. This Agreement may be terminated at any time:

(a) by mutual written consent of all of the Parties hereto at any time prior to the Closing Date;

(b) by Buyer upon delivery of written notice to Seller in accordance with Section 11.2 of this Agreement in the event of a material breach by Seller of any provisions of this Agreement, including covenants, warranties or representations; provided, however, in the case of the breach by Seller of any covenant or agreement set forth herein, if Buyer proceeds to Closing, any such material breach shall be deemed waived by Buyer (excluding fraud or intentional misrepresentation on the part of Seller);

(c) by Seller upon delivery of written notice to Buyer in accordance with Section 11.2 of this Agreement in the event of a material breach by Buyer of any provision of this Agreement, including covenants, warranties or representations or upon obtaining knowledge that a condition to close set forth in Article 6 cannot/will not be met; or

(d) by Buyer upon delivery of written notice to the other party in accordance with Section 11.2 of this Agreement, if the Closing Date shall not have occurred by December 31, 2014, or by Seller upon delivery of written notice to the other party in accordance with Section 11.2 of this Agreement, if the Closing Date shall not have occurred by December 12, 2014, provided that a breach by the terminating party is not the cause of the failure of the Closing to occur.

10.2 Effect of Termination. Except for the provisions of Section 11.2 and Section 11.4 hereof or as otherwise explicitly noted, which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and of no further force and effect, and the parties shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement in the case of a termination of this Agreement pursuant to Sections 10.1(b) or (c) above.

10.3 Disbursement of Deposit. Seller acknowledges and agrees that Buyer has remitted a deposit of $25,000 (the “Deposit”) to be offset against the Purchase Price pursuant to Section 2.1. In the event of a termination by Seller pursuant to Section 10.1(c) or 10.1(d), the Deposit shall be deemed earned by Seller and shall not be refunded to Buyer. In the event of a termination by the Parties pursuant to Section 10.1(a), or by Buyer pursuant to Section 10.1(b) or 10.1(d), the Deposit shall be refunded to Buyer. Upon such payment, Seller shall have no further obligations under this Agreement, except those which expressly survive such termination.

ARTICLE 11

MISCELLANEOUS

11.1 Confidentiality; Publicity. Except as may be required by Law or as otherwise permitted or expressly contemplated herein, none of the Parties nor their respective Affiliates, employees, agents or representatives shall disclose to any third party (other than their respective consultants, agents, attorneys, lenders and investors), this Agreement, the subject matter or terms hereof or (except with regard to disclosures by Buyer of confidential information of Seller relating to the Assets following the Closing) any confidential information or other proprietary knowledge concerning the business or affairs of any other party which it may have acquired from such party in the course of pursuing the transactions contemplated by this Agreement without the prior consent of the other parties hereto; provided, that any information that is otherwise publicly available, without breach of this provision, or has been obtained from a third party without a breach of such third party’s duties, shall not be deemed confidential information. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other parties hereto.

11.2 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which any party shall designate in writing to the other parties):

(a) if to Seller to:

Real Goods Solar, Inc.

833 W. South Boulder Road

Louisville, CO 80027

Attention: Dennis Lacey, CEO

Email: dennis.lacey@rgsenergy.com

with a copy (which shall not constitute notice) to:

Brownstein Hyatt Farber Schreck, LLP

410 17th Street, Suite 2200

Denver, CO 80202

Attention: Kristin Macdonald

Email: kmacdonald@bhfs.com

(b) if to Buyer to:

John Schaeffer

c/o Real Goods Trading

13771 S. Highway 101

Hopland, CA 95449

with a copy (which shall not constitute notice) to:

Anderson, Zeigler, Disharoon, Gallagher & Gray

50 Old Courthouse Square, 5th Floor

Santa Rosa, CA 95404

Attention: Donald J. Black

Email: don.black@azdgg.com

if to the Title Company, to the address and contact(s) set forth in Section 3.1 hereof.

11.3 Entire Agreement. This Agreement (including the Schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contain the entire understanding of the parties in respect of its subject matter and supersede all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Schedules constitute a part hereof as though set forth in full herein.

11.4 Expenses. Seller shall pay all legal, accounting, tax, consulting and financial advisory and other fees and expenses incurred by Seller in connection with the transactions contemplated hereby, and Buyer shall pay all legal, accounting, tax, consulting and financial advisory and other fees and expenses incurred, paid, or payable by Buyer in connection with the transactions contemplated hereby.

11.5 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

11.6 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing expressed or implied herein shall be construed to give any other Person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned or delegated by Seller without the prior written consent of Buyer. Buyer may assign all or any portion of its rights hereunder, but not its obligations, to one or more of its wholly owned subsidiaries.

11.7 Counterpart Execution and Facsimile or PDF Delivery. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. Each of the Parties (a) has agreed to permit the use from time to time, where appropriate, of telecopy or emailed pdf signatures in order to expedite the transaction contemplated by this Agreement, (b) intends to be bound by its respective telecopy or emailed pdf signature, (c) is aware that the other will rely on the telecopied or emailed pdf signature, and (d) acknowledges such reliance and waives any defenses to the enforcement of this Agreement and the documents affecting the transaction contemplated by this Agreement based on the fact that a signature was sent by telecopy or emailed pdf only.

11.8 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever, the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” Time shall be of the essence in this Agreement.

11.9 Governing Law; Interpretation. This Agreement shall be governed by and constructed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

11.10 Arm’s Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) said party has determined that it is in said party’s best interests to enter into the transactions contemplated herein, and that in doing so said party shall receive fair value in exchange for the consideration given by said party to other parties, (b) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions, and effects of this Agreement; (c) said party has relied solely and completely upon its own judgment in executing this Agreement; (d) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (e) said party has acted voluntarily and of its own free will in executing this Agreement; (f) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (g) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.

11.11 Severability. If a court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve an economic effect that is as near as possible to that provided by the original provision and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

In witness whereof, the parties hereto have duly executed this Asset Purchase Agreement as of the date first written above.

SELLER:		BUYER:

Real Goods Energy Tech, Inc.		John Schaeffer and Nancy Hensley, as Trustees of the John Schaeffer and Nancy Hensley Living Trust
By:	/s/ Dennis Lacey
	Dennis Lacey, CEO	By:	/s/ John Schaeffer
John Schaeffer, Trustee

By:	/s/ Alan Fine	By:	/s/ Nancy Hensley
	Alan Fine, Principal Accounting Officer		Nancy Hensley, Trustee

Real Goods Solar, Inc.		RGTC, Inc.

By:	/s/ Dennis Lacey	By:	/s/ John Schaeffer
	Dennis Lacey, CEO		John Schaeffer, President

By:	/s/ Alan Fine
Alan Fine, Principal Accounting Officer

Real Goods Trading Corporation

By:	/s/ Dennis Lacey
Dennis Lacey, CEO

By:	/s/ Alan Fine
Alan Fine, Principal Accounting Officer

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

LIST OF OMITTED EXHIBITS AND SCHEDULES

The following is a list identifying the contents of exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish copies of the omitted schedules and exhibits supplementally to the Securities and Exchange Commission upon request by the Securities and Exchange Commission.

Schedules

Schedule 1.2.1	Legal Description of Land

Schedule 1.2.4	List of Personal Property

Schedule 1.2.5	List of Assigned Contracts

Schedule 1.4.1	List of Liabilities

Schedule 7.3	Prorations

Exhibits

Exhibit A	Bill of Sale, Assignment of Intangibles, and Assumption Agreement

Exhibit B	Grant Deed

Exhibit C	Co-Existence Agreement

Exhibit D	Title Commitment